Exhibit 99.2

Dear Fellow Employees:

Today we issued a press release announcing plans to change the place of incorporation of Transocean Inc.’s group holding company from the Cayman Islands to Switzerland. The change will also mean that our principal executive offices, including selected officers, will be relocated to Geneva, Switzerland. Assuming approval by our shareholders and the Grand Court of the Cayman Islands, we expect the change of domicile to be effective by late 2008 or early 2009 and the relocation of our principal executive offices to occur in early 2009.

I also want to tell you what isn’t changing.

Houston will continue to be our largest office and the center of excellence for most primary functions supporting our worldwide operations. These Houston-based functions include Accounting, Engineering and Technical Support, Finance, Human Resources, Internal Audit, Investor Relations and Communications, Information Technology, Legal, Marketing, Newbuilds, Operations, Performance, Process Improvement, Quality, Health, Safety and Environment, Supply Chain Management, Tax and Treasury. It is also important to note that we offer great career opportunities, today, and that is not going to change. We will continue to conduct operations through our existing subsidiaries

In addition, our shares will continue to be listed on the New York Stock Exchange under the symbol ‘RIG’.

There are several advantages to the change in place of incorporation and the relocation of our principal executive offices. Key benefits include better oversight of our business, with our corporate headquarters more centrally located within our area of worldwide operations, and Switzerland’s stable and developed tax regime and network of tax treaties with many countries where we operate.

The following officers will be joining me as part of the relocation of our principal executive offices to Geneva, Switzerland:

Page 1 / 3

•	Steve Newman, President and Chief Operating Officer
•	Arnaud Bobillier, Executive Vice President, Assets
•	Rob Saltiel, Executive Vice President, Performance
•	Eric Brown, Senior Vice President, General Counsel and Assistant
Corporate Secretary
•	Greg Cauthen, Senior Vice President and Chief Financial Officer
•	Terry Bonno, Vice President, Marketing
•	Ian Clark, Vice President, Human Resources
•	Simon Crowe, Vice President, Planning and Strategy
•	Patrick Guicheney, Vice President Assets, Jackups
•	Steve Hayes, Vice President, Tax
•	Anil Shah, Vice President and Treasurer
•	Paul Tranter, Vice President Assets, Floaters
•	Chip Earle, Associate General Counsel and Corporate Secretary

Each of these officers will be relocating to Geneva in 2009, except for Rob Saltiel, who will move to Geneva in 2010. Other officers not listed above will remain in their current locations.

While these changes provide a number of benefits, we recognize that they also create some challenges, including communication and the ability to meet face-to-face, particularly for some of our Houston-based employees. We do believe, however, that the move will improve communications with the officers who are relocating and our global operations due to better time zone overlap and reduced travel time to many of our office locations.

In an effort to keep everyone informed on key happenings within the company on a timely basis, we will continue to issue Corporate Communications such as First Monthly, FIRST News, First to Know and regular management updates. We also plan to continue to meet and work with the management and personnel who remain in Houston, and we have scheduled an initial employee meeting on October 14, 2008.

In addition to the publicly available information regarding the change in place of incorporation and relocation of our principal executive offices, including the proxy statement we plan to file as noted below, you can find additional information in the Investor Relations section of www.deepwater.com.

I look forward to your support over the coming weeks as we implement these strategic changes and continue to make progress on being the premier offshore drilling contractor.

Sincerely,

Bob Long

Page 2 / 3

Important Additional Information Regarding the Redomestication will be Filed with the SEC

In connection with the proposed Redomestication, Transocean will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE REDOMESTICATION AND TRANSOCEAN. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, Transocean, 4 Greenway Plaza, Houston, Texas 77046, telephone 713-232-7694.

Transocean and its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from its shareholders with respect to the Redomestication. Information about these persons is set forth in Transocean’s proxy statement relating to its 2008 Annual Meeting of Shareholders, as filed with the SEC on April 2, 2008. Shareholders and investors may obtain additional information regarding the interests of such persons, which may be different than those of Transocean’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Redomestication, which will be filed with the SEC.

Page 3 / 3